Company Contacts:
	David Keller	Hunter Blankenbaker
	Chief Financial Officer	Director of Corporate Communications
	Telephone: 800-542-4008	Telephone: 954-965-6606
[TOUSA Logo]	Email: investor@tousa.com	Email: hblankenbaker@tousa.com

Technical Olympic USA Elects J. Bryan Whitworth to Its            Board of Directors

Hollywood, Fla., December 1, 2004 — Technical Olympic USA, Inc. (NYSE: TOA) announced today that its Board of Directors elected J. Bryan Whitworth as a Director. Mr. Whitworth is presently Of Counsel at Wachtell, Lipton, Rosen & Katz, one of the world’s premier corporate and securities law firms. Mr. Whitworth will join the Board effective January 1, 2005.

Prior to joining Wachtell, Lipton, Rosen & Katz, Mr. Whitworth retired as the Executive Vice President of ConocoPhillips, a global integrated petroleum company with approximately 35,800 employees, $89 billion of assets, and $129 billion of annualized revenues as of September 30, 2004. Mr. Whitworth joined ConocoPhillips in 2002, following the merger of Conoco Inc. and Phillips Petroleum Company. Prior to the merger, Mr. Whitworth spent more than 30 years with Phillips Petroleum Co., most recently serving as the Executive Vice President and Chief Administrative Officer of that company. Mr. Whitworth also served as Phillips Petroleum’s Senior Vice President of Human Resources, Public Relations and Government Relations, as well as its General Counsel.

“Mr. Whitworth is a tremendous addition to our Board of Directors,” said Antonio B. Mon, Executive Vice Chairman of the Board, President and CEO of Technical Olympic USA. “His experience in the operation and governance of a large publicly held company will be a critical asset as we continue to grow and strengthen our business.”

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in 15 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release may contain forward-looking statements. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on February 10, 2004.